EXHIBIT 5.1

JEFFREY G. KLEIN, P.A.

2600 North Military Trail

Suite 270

Boca Raton, FL  33432

Telephone: (561)997-9920	Telefax: (561)241-4943

April 21, 2009

Board of Directors

Paramount Gold and Silver Corp.

346 Waverley Street Suite 100

Ottawa, Ontario

K2P  0W5

 Re:

Prospectus Supplement No. 2 to

Prospectus dated January 8, 2009

Gentlemen:

We are acting as counsel to Paramount Gold and Silver Corp., a Delaware corporation, (the "Company"), in connection with the filing of the Prospectus Supplement No. 2 (the “Prospectus”) dated April 21, 2009.  This opinion letter is furnished to you at your request to enable you to satisfy certain requirements for the filing of the Prospectus with the Securities and Exchange Commission.

In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the Company, and such other documents deemed relevant (the "Documents").

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).    We have assumed that there are no extrinsic agreements or understandings among the parties that would modify the conduct of the parties with respect to the securities to be offered pursuant to the Prospectus.

This opinion letter is based on the laws of the state of Delaware.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. We express no opinion as to the laws of any other state or jurisdiction of the United States or of any foreign jurisdiction or as to laws relating to choice of law or conflicts of law principles.  We have made no inquiry into the laws and regulations of any other jurisdiction or jurisdictions or as to laws relating to choice of law or conflicts of law principles.

FACTUAL ASSUMPTIONS

•

500,000 shares of the Company’s Common Stock  are being offered to Daelim Investments  Ltd. in consideration for a 25% interest in the Vidette Lake gold mining  project.

•

A total of 1,550,000 shares of our Common Stock  is being offered  in connection with the Company’s acquisition of all of the issued and outstanding shares of common stock of Magnetic Resources Ltd.

•

A total of 840,000 common stock purchase warrants and 840,000 shares of common stock issuable on the exercise of the warrants are being offered in connection with a financial advisory service agreement entered into between the Company and Dahlman Rose & Company LLC.

Unless indicated to the contrary the shares of common stock , the  common stock purchase warrants and the shares of common stock to be issued  upon  the exercise of the common stock purchase warrants are identified as the “Securities”.  Unless indicated to the contrary, the Securities being offered are in connection with the above identified acquisitions or agreements and are identified as the “Agreements”.

Based on the facts and representations contained in the above-referenced documents, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware  and has the requisite corporate power to carry on its business as presently conducted.

2.  The Securities to be offered pursuant to the Agreements have been duly authorized and when delivered will be legally issued, fully paid and non-assessable.

3.  The Prospectus and the issuance of the Securities thereunder, are subject to compliance with all conditions, if any, set forth in the Prospectus,  will not (i) violate any provision of the Company's Articles of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company  is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which it is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, or local  rule, regulation, order, judgment, injunction or decree (including federal and state securities laws and regulations) applicable to the Company  or by which any property or asset of the Company is bound or affected, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations or violations as would not, individually or in the aggregate, have a material adverse effect on the Company.

4.  The Securities when issued will be validly authorized, issued and outstanding.

All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change. I assume no obligation to update or supplement the opinions given herein to reflect any facts or circumstances, which may hereafter come to my attention, or any changes in laws or interpretations thereof, which may hereafter occur.

Any qualification of the opinions herein "to my knowledge" means the actual awareness of information by me by virtue of my involvement (i) in acting as counsel to the Company  in connection with the transactions contemplated,  or (ii) in the preparation of this opinion. Any reference to "my knowledge" does not create or infer any obligation on my part to have undertaken any investigation or inquiry with respect to the matters to which such references are made.

Except as to the matters, documents and transactions specifically addressed herein, I express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction.

This opinion letter has been prepared for your use in connection with the  filing of the Prospectus and the issuance of the Securities  and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.  This opinion is given in my capacity as an attorney admitted and in good standing to practice law in the State of Florida, and incorporates by reference the Report on Standards for Opinions of Florida Counsel as adopted by the Business Law Section of The Florida Bar.

Sincerely,

/s/ Jeffrey G. Klein

Jeffrey G. Klein